[GRAPHIC  OMITED]

     Industry  Canada     Industrie  Canada

Certificate           Certificat
of  Amendment         de  modification
Canada  Business      Loi  canadienne  sur
Corporations  Act     les  soci  t  s  par  actions

          268178-1

CAM-NET  COMMUNICATIONS  NETWORK  INC.

Name  of corporation-D nomination de la soci t          Corporation number - Num
ro  de  la  soci  t

I  hereby  certify that the articles of the above-named corporation were amended
     Je  certifie  que les statuts de la soci t  susmentionn e ont  t  modifi s:

a)  under  section 13 of the Canada Business Corporations Act in accordance with
the  attached  notice;          a) en vertu de l'article 13 de la Loi canadienne
sur  les  soci  t  s  par  actions,  conform  ment   l'avis  ci-joint;

b)  under  section  27 of the Canada Business Corporations Act as set out in the
attached  articles  of  amendment designating a series of shares;          b) en
vertu de l'article 27 de la Loi canadienne sur les soci t s par actions, tel qu'il est indiqu dans les clauses modificatrices ci-jointes d signant une s rie d'actions;

c)  under  section 179 of the Canada Business Corporations Act as set out in the
attached  articles of amendment;          c) en vertu de l'article 179 de la Loi
canadienne sur les soci t s par actions, tel qu'il est indiqu dans les clauses modificatrices ci-jointes

d)  under  section 191 of the Canada Business Corporations Act as set out in the
attached articles of reorganization;          d) en vertu de l'article 191 de la
Loi canadienne sur les soci t s par actions, tel qu'il est indiqu dans les clauses de r organisation ci-jointes

                /s/ signed          June 14, 1995/le 14 juin 1995
      Director - Directeur          Date of Amendment - Date de modification
     ---------------------          ----------------------------------------
Canada
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                        CANADA BUSINESS CORPORATIONS ACT

                                     FORM 4

                              ARTICLES OF AMENDMENT

                              (SECTIONS 27 OR 177)


1  -  Name  of  Corporation:                      Corporation  No.
 CAM-NET  COMMUNICATIONS  NETWORK  INC.                2681781
                                                       -------

3  -  The  articles  of  the  above-named  corporation  are  amended as follows:
AS  SET  OUT  IN  SCHEDULE  1  ANNEXED  AND  INCORPORATED  IN  THESE  ARTICLES











Date                 Signature         Description  of  Office:
                    /s/  signed
June  9,  1995     /s/  signed         Director

                            FOR DEPARTMENTAL USE ONLY

                               Filed:     Jun 14, 1995
                               ------     ------------


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                                   SCHEDULE 1

Part  6  -  Series  I  Class  A  Preference  Shares

6.0 The first series of the Class A Preference Shares (the "Series I Class A Shares") of the Corporation shall consist of 100,000 shares and no more and shall be designated as the Series I Class A Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series I Class A Shares shall be as follows:

6.1.0          Voting  and  Pre-emptive  Rights

6.1.1 Except as otherwise provided herein, in the Articles of Continuance as amended of the Corporation (the "Articles"), in the By-laws of the Corporation (the "By-laws") or the Canada Business Corporations Act (the "CBCA"), the holders of Series I Class A Shares, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's shareholders for voting which equals the number of votes which could be cast by the holders of the number of Common Shares into which such shares of Series I Class A Shares could be converted pursuant to Article 6.5.0 hereof immediately prior to the taking of such vote. Such vote shall be cast together with those cast by the holders of Common Shares and other series of Class A Preference Shares and Class B Preference Shares, if any, and not as a separate class except as otherwise provided herein, in the Articles or in the By-laws or by the CBCA. The Series I Class A Shares shall not have cumulative voting rights.

6.1.2 The Series I Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

6.2.0          Liquidation  Rights

6.2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series I Class A Shares shall be outstanding, the holders of the then outstanding Series I Class A Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to the U.S. $100.00 consideration per Series I Class A Shares, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board: provided, however, that neither the amalgamation of the Corporation with any corporation or corporations, nor the sale nor transfer by the Corporation of all or any part of its property, nor any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Article 6.2.0.

6.2.2 Subject to the provisions of Article 6.6.0 hereof, all amounts to be paid as preferential distributions to the holders of Series I Class A Shares as provided in this Article 6.2.0 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

6.3.0          Dividends

6.3.1 Holders of record of Series I Class Shares, out of fund legally available therefor and to the extent permitted by law, shall be entitled to receive dividends on their Series I Class A Shares, which dividends shall accrue at the rate per share of 9% per annum of U.S. $100.00 consideration paid for each Series I Class A Shares (U.S. $9.00 per share per year for each full year) commencing on the date of the issuance thereof, payable at the option of the Corporation, (i) in cash or (ii) by the issuance of that number of whole Common Shares computed by dividing the amount of the dividend by the market price applicable to such dividend.

6.3.2 For the purpose of this Article 6.3.0 and Article 6.4.0 hereof, "market price" means the average of the daily closing prices of Common Shares for a period of 5 consecutive trading days ending within 30 days preceding the date on which any dividend becomes payable or of any notice of redemption, as the case may be. The closing price for each trading day shall be (i) for any period during which the Common Shares shall be listed for trading on a national securities exchange, the last reported sale price per share of Common Shares as reported by the primary stock exchange if the Common Shares is traded on a national stock exchange, or the Nasdaq Stock Market, if the Common Shares is quoted on the Nasdaq Stock Market or (ii) if last sales price information is not available, the average closing bid-price of Common Shares as reported by the Nasdaq Stock Market, or if not so listed or reported, then a reported by National Quotation Bureau, Incorporated, or (iii) in the event neither clause
(i) nor (ii) is applicable, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purposes.

6.3.3 Dividends on Series I Class A Shares shall be cumulative, and no dividends or other distributions shall be paid or declared and set aside for payment on the Common Shares until full cumulative dividends on all outstanding Series I Class A Shares shall have been paid or declared and set aside for payment.

6.3.4 Dividends shall be payable in arrears, at the rate of $2.25 per share for each full calendar quarter on each February 28, May 31, August 31 and November 30 of each calendar year, to the holders of record of the Series I Class A Shares as they appear in the securities register of the Corporation on such record dates not more than 60 nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board, provided, however, that the initial dividend for the Series I Class A Shares shall accrue for the period commencing on the date of the issuance thereof to and including August 31, 1995.

6.3.5 If, in any quarter, insufficient funds are available to pay such dividends as are then due and payable with respect to the Series I Class A Shares and all other classes and series in the capital of the Corporation ranking in parity therewith (or such payment is otherwise prohibited by provisions of the CBCA, such funds (or Common Shares) as are legally available to pay such dividends shall be paid or Common Shares will be issued as stock dividends to the holders of Series I Class A Shares and to the holders of any other series of Class A Preference Share then outstanding of Class A Preference Share then outstanding, as provided in Article 6.6.0 hereof, in accordance with the rights of each such holder, and the balance of accrued but undeclared and/or unpaid dividends shall be declared and paid on the next succeeding dividend date to the extent that funds, if any, are then legally available for such purpose.

6.4.0          Redemption

6.4.1 At any time, and from time to time, on and after 75 days from the date of the issuance of any Series I Class A Shares, if the market price for the Common Shares shall be in excess of 125 % of the average of the closing prices for the 5 days prior to such issuance, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series I Class A Shares at a price per share of U.S. $100 each (the "Redemption Price") (such price to be adjusted proportionately in the event of any change of the Series I Class A Shares into a different number of Shares).

6.4.2 Thirty (30) days prior to any date stipulated by the Corporation for the redemption of Series I Class A Shares (the "Redemption Date"), written notice (the 'Redemption Notice") shall be mailed to each holder of record on such notice date of the Series I Class A Shares. The Redemption Notice shall state (i) the Redemption Date of such Shares (ii) the number of Series I Class A Shares to be redeemed from the holder to whom the Redemption Notice is addressed
(iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series I Class A Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Corporation the number of Series I Class A Shares to be redeemed as provided in this Article 6.4.0 and the number of shares to be converted into Common Shares as provided in Article 6.5.0 hereof.

6.4.3 The Corporation shall have the option, at its sole election, to specify what portion of its Series I Class A Shares called for redemption in the Redemption Notice shall be redeemed as provided in this Article 6.4.0 or converted into Common Shares in the manner provided in Article 6.5.0 hereof.

6.4.4. On or before the Redemption Date in respect of any Series I Class A Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the -Redemption Price for such shares shall be made payable, in the manner provided in Article 6.5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be cancelled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series I Class A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

6.4.5 On the Redemption Date in respect of any Series I Class A Shares or prior thereto, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least U.S. $50,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series I Class A Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series I Class A Shares into Common Shares), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

6.5.0          Conversion

6.5.1 For the purposes of conversion, the Series I Class A Shares shall be valued at U.S. $100.00 per share ("Value"), and, if converted, the Series I Class A Shares shall be converted into Common Shares (the "Conversion Shares") at the price per share equal to the product of (i) .80 multiplied by (ii) the "Average Stock Price' per share of the Conversion Shares (the "Conversion Price"), subject to adjustment pursuant to the provisions of this Article 6.5.0. For purposes of this Article 6.5.0, the "Average Stock Price" means the average daily closing prices of Common Shares for the period of 5 consecutive trading days immediately preceding the date of the issuance of the Series I Class A Shares in respect of which such Average Stock Price is determined. The closing price for each trading day shall be determined as provided in the last sentence of Article 6.3.2.

6.5.2 Any holder of Series I Class A Shares (an "Eligible Holder") at any time 45 days after the issuance of any Series I Class A Shares (the "First Conversion Period" may convert up to 50% of his holdings of Series I Class A Shares provided that when aggregated with all conversions of the original holder of such shares (the "Original Holder") to whom such shares were originally issued directly by the Corporation and any of the transferees of the Original Holder and all subsequent holders' transferees, as the case may be, no more than 50% of the original holdings of the Original Holder of such Series I Class A Shares (the "Original Holdings') shall have been converted during the First
Conversion  Period,  an  (ii)  during  the  30-day  period  following  the First
Conversion Period, and Eligible Holder may convert up to 50% of the sum of his initial holdings of the Series I Class A Shares, less any subsequent sales plus any subsequent purchases provided that when aggregated with all conversions of the Original Holder and the transferees of the Original Holder and all subsequent holders' transferees, no more than 50% of the Original Holdings shall have been converted during such 30-day period.

6.5.3 The conversion right granted by Article 6.5.2 hereof may be exercised only by an Eligible Holder of Series I Class A Shares, in whole or in part, by the surrender of the share certificate or share certificates representing the Series I Class A Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the Series I Class A Shares so surrendered plus any accrued but unpaid dividends thereon, if any, by (2) the Conversion Price in effect at the time of such surrender. At the time of conversion of a Series I Class A Shares, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Corporation's option, issue that number of whole Common Shares which is equal to the product of dividing the amount of such unpaid dividends by the Average Stock Price whether or not declared by the Board. Each Series I Class A Share certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series I Class A Shares granted herein (i) share certificates representing the Common Shares purchased by virtue of such exercise shall be delivered to such holder forthwith, and (ii) unless the Series I Class A Shares has been fully converted, a new share certificate representing the Series I Class A Shares not so converted, if any, shall also be delivered to such holder forthwith. The share certificates representing the Common Shares so purchased shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the Common Shares so purchased as of the date of such surrender.

6.5.4 All Common Shares which may be issued upon conversion of Series I Class A Shares will, upon issuance, be duly issued, fully paid and non-accessible and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series I Class A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series I Class A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series I Class A Shares shall be proportionately increased.

6.5.5 The number of Common Shares issued upon conversion of Series I Class A Shares and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

6.5.5.1 In the case of any amendment to the Articles to change the designation of the Common Shares or the rights, privileges, restrictions or conditions in respect of the Common Shares or division of the Common Shares into series the rights of the holders of the Series I Class A Shares shall be adjusted so as to provide that upon conversion thereof the holder of the Series I Class A Shares being converted shall procure, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the holder of one Common Share issuable upon such conversion had conversion occurred immediately prior to such designation, change or division. The Series I Class A Shares shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 6.5.0. The provisions of this Article
6.5.5.1 shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

6.5.5.2 If the Corporation, at any time while any of the Series I Class A Shares are outstanding, shall amend the Articles so as to change the Common Shares into a different number of shares, the Conversion Price shall be proportionately reduced, in case of such change increasing the number of Common

Shares, as of the effective date of such increase, or if the Corporation shall take a record of holders of its Common Shares for the purpose of such increase, as of such record date, whichever is earlier, or the Conversion Price shall be proportionately increased, in the case of such change decreasing the number of Common Shares, as of the effective date of such decrease or, if the Corporation shall take a record of holders of its Common Stock for the purpose of such decrease, as of such record date, whichever is earlier.

6.5.5.3 If the Corporation, at any time while any of the Series I Class A Shares are outstanding, shall pay a dividend payable in Common Shares, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Shares for the purpose of receiving such dividend (or if no such record is taken, as of the date of payment of such dividend), to that price determined by multiplying the Conversion Price therefor in effect by a fraction (1) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend and (2) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend.

6.5.6          Whenever  the  Conversion  Price  shall  be  adjusted pursuant to
Article 6.5.5 hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first class mail, postage prepaid) to each holder of Series I Class A Shares at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

6.5.7 No fractional Common Shares shall be issued in connection with any conversion of Series I Class A Shares, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

6.5.8 No of Series I Class A Shares which have been converted into Common Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and cancelled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as a Series I Class A Share.

6.6.0          Parity  with  Other  Shares  of  Class  A  Preference  Shares

6.6.1 If any cumulative dividends or accounts payable or return of capital in respect of Series I Class A Shares are not paid in full, the owners of all series of Class A Preference Shares shall participate rateably in respect of accumulated dividends and return of capital.

6.7.0          Amendment

6.7.1 In addition to any requirement for a series vote pursuant to the CBCA in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series I Class Shares, the rights, privileges, restrictions and conditions attaching to the Series I Class Shares may be amended only if the Corporation has obtained the affirmative vote a duly called and held series meeting of one holders of the Series I Class A Shares or written consent by the holders of a majority of the Series I Class A Shares then outstanding.